Exhibit 5.1

March 22, 2006

Foster Wheeler Ltd.,
c/o Foster Wheeler Inc.
Perryville Corporate Park
Clinton, N.J. 08809-4000

Re:	Legality of the Warrants to purchase Common Shares of Foster Wheeler Ltd.

Ladies and Gentlemen:

          We have acted as special United States counsel in connection with the Registration Statement on Form S-3 of which this opinion is a part (the “Registration Statement”) filed by Foster Wheeler Ltd., a Bermuda company, (the “Company”) for the registration of the resale of (a) 5,408,717 common shares of the Company (“Common Shares”), (b) 4 Series B Convertible Preferred Shares of the Company, (c) 400 Class A Warrants to purchase Common Shares (the “Class A Warrants”) and (d) 72,988 Class B Warrants to purchase Common Shares (the “Class B Warrants,” and together with the Class A Warrants, the “Warrants”).

          In so acting, we have reviewed the Warrant Agreement (the “Warrant Agreement”) dated as of September 24, 2004 between the Company and Mellon Investor Services LLC, as warrant agent (the “Warrant Agent”), relating to the Warrants. We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies.

          For purposes of the opinions below, we have assumed that the execution and delivery of, and the performance of all obligations under the Warrant Agreement and the Warrants have been duly authorized by all requisite action by the Warrant Agent, and that the Warrant Agreement has been duly executed and delivered by the Warrant Agent, and is a valid and binding agreement of the Warrant Agent, enforceable against the Warrant Agent in accordance with its terms.

          This opinion is limited in all respects to the laws of the State of New York and the Delaware General Corporation Law and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

          In delivering the opinions set forth in paragraphs 1 and 2 below, we have relied on the opinion of Conyers Dill & Pearman with respect to the due authorization, execution and delivery of the Warrant Agreement and the Warrants by the Company.

          Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

          1.           The Warrant Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

          2.           The Warrants, assuming they are duly countersigned by the Warrant Agent in accordance with the terms of the Warrant Agreement, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

          This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that is included in the Registration Statement.

Very truly yours,

/s/King & Spalding LLP

KING & SPALDING LLP